Exhibit 99.1

NEWS

One Horizon Group Regains Compliance with NASDAQ

Listing Requirement

LONDON, November 7, 2017 – One Horizon Group, Inc. (NASDAQ: OHGI) (“Company”) today announced that it received a letter from the NASDAQ Listing Qualifications Staff (“Staff”) on November 6, 2017, notifying the Company that it has regained compliance with NASDAQ’s minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) for continued listing on NASDAQ Capital Market and NASDAQ considers the matter closed.

On July 31, 2017, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The NASDAQ Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from October 23 to November 3, 2017, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets including in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com